                                                               EXHIBIT 99(17)(a)



[PHOTO] FIRST AMERICAN FUNDS(TM) December 1, 2004

                                              PROSPECTUS
                                              First American Funds, Inc.
                                              ASSET CLASS ~ Money Market Funds

Money Market Funds                           Treasury Reserve Fund

As with all mutual funds, the Securities and Exchange Commission has not approved or disapproved the shares of these funds, or determined if the information in this prospectus is accurate or complete. Any statement to the contrary is a criminal offense.

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TABLE OF

Contents

FUND SUMMARY

      Treasury Reserve Fund

POLICIES & SERVICES

      Buying Shares

      Selling Shares

      Managing Your Investment

ADDITIONAL INFORMATION

      Management

      More About The Fund

      Financial Highlights

FOR MORE INFORMATION

FUND SUMMARY

Introduction

This section of the prospectus describes the objective of the First American Treasury Reserve Fund, summarizes the principal investment strategies used by the fund in trying to achieve its objective, and highlights the risks involved with these strategies. It also provides you with information about the performance, fees, and expenses of the fund.

AN INVESTMENT IN THE FUND IS NOT A DEPOSIT OF U.S. BANK NATIONAL ASSOCIATION AND IS NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY. ALTHOUGH THE FUND SEEKS TO PRESERVE THE VALUE OF YOUR INVESTMENT AT $1.00 PER SHARE, IT IS POSSIBLE TO LOSE MONEY BY INVESTING IN THE FUND.

THIS PROSPECTUS AND THE RELATED STATEMENT OF ADDITIONAL INFORMATION DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SHARES IN THE FUND, NOR SHALL ANY SUCH SHARES BE OFFERED OR SOLD TO ANY PERSON IN ANY JURISDICTION IN WHICH AN OFFER, SOLICITATION, PURCHASE, OR SALE WOULD BE UNLAWFUL UNDER THE SECURITIES LAWS OF SUCH JURISDICTION.

                                 PROSPECTUS -  First American Money Market Funds
                                               Treasury Reserve Fund

FUND SUMMARY

Treasury Reserve FUND

OBJECTIVE

Treasury Reserve Fund seeks maximum current income consistent with the preservation of capital and maintenance of liquidity.

PRINCIPAL INVESTMENT STRATEGIES

Treasury Reserve Fund invests exclusively in short-term U.S. Treasury obligations and repurchase agreements secured by U.S. Treasury obligations. The U.S. Treasury obligations in which the fund invests include U.S. Treasury bonds, notes, and bills. These types of Treasury securities are essentially the same except for differences in interest rates, maturities, and dates of issuance. U.S. Treasury obligations are backed by the full faith and credit of the United States government.

To generate additional income, the fund may lend securities representing up to one-third of the value of its total assets to broker-dealers, banks, and other institutions.

Under normal market conditions, the fund invests at least 80% of its assets in U.S. Treasury obligations. The fund will provide shareholders with at least 60 days notice before changing this policy.

PRINCIPAL RISKS

The principal risks of investing in this fund include:

      - Although the fund seeks to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in the fund. A major change in interest rates or a default on a repurchase agreement held by the fund, or a securities lending agreement entered into by the fund, could cause the value of your investment to decline.

      - The level of income you receive from the fund will be affected by movements in short-term interest rates.

      - By investing solely in U.S. Treasury obligations and repurchase agreements secured by those securities, the fund may offer less income than a money market fund investing in other high-quality money market securities.

FUND PERFORMANCE

The following illustrations provide you with information on the fund's volatility and performance. Of course, the fund's past performance is not necessarily an indication of how the fund will perform in the future.

The bar chart shows you how performance of the fund's shares has varied from year to year. The table illustrates the fund's average annual total returns over different time periods. Both the chart and the table assume that all distributions have been reinvested. Performance reflects fee waivers in effect. If these fee waivers were not in place, the fund's performance would be reduced.

                                 PROSPECTUS -  First American Money Market Funds
                                               Treasury Reserve Fund

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FUND SUMMARY

Treasury Reserve FUND continued

FUND PERFORMANCE (CONTINUED)

ANNUAL TOTAL RETURNS AS OF 12/31 EACH YEAR (1,2)

3.51%   5.26%   4.77%   4.86%   4.61%   4.06%   5.24%   3.15%    0.95%    0.26%

1994    1995    1996    1997    1998    1999    2000    2001     2002     2003

Best Quarter:
Quarter ended               December 31, 2000                 1.33%
Worst Quarter:
Quarter ended               December 31, 2003                 0.03%

AVERAGE ANNUAL TOTAL RETURNS                 Inception   One     Five      Ten
AS OF 12/31/ 03 (2)                            Date      Year    Years    Years
----------------------------                 ---------   ----    -----    -----
Treasury Reserve Fund                         4/15/89    0.26%    2.69%    3.64%
                                              -------    ----     ----     ----

(1) Total return for the period from 1/1/ 04 through 9/30/ 04 was 0.18%.

(2) On 9/24/01, the Treasury Reserve Fund became the successor by merger to the Retail A shares of the Firstar U.S. Treasury Money Market Fund, a series of Firstar Funds, Inc. Prior to the merger, the First American fund had no assets or liabilities. Performance presented prior to 9/24/01 represents that of the Retail A shares of the Firstar U.S. Treasury Money Market Fund. The Firstar U.S. Treasury Money Market Fund was organized on 11/27/00 in a combination of the Mercantile Treasury Money Market Portfolio, a separate series of Mercantile Mutual Funds, Inc., and Firstar Stellar Treasury Fund, a separate series of Firstar Stellar Funds, Inc. Performance presented prior to 11/27/00 represents that of the predecessor Firstar Stellar Fund.

FEES AND EXPENSES

The fund does not impose any sales charges (loads) or other fees when you buy, sell, or exchange shares. However, when you hold shares of the fund you indirectly pay a portion of the fund's operating expenses since these expenses are deducted from fund assets.

SHAREHOLDER FEES
----------------
MAXIMUM SALES CHARGE (LOAD)                                                None
MAXIMUM DEFERRED SALES CHARGE (LOAD)                                       None
ANNUAL MAINTENANCE FEE (1)                                                $  50
only charged to accounts with balances below $500
ANNUAL FUND OPERATING EXPENSES (2) as a % of average net assets
Management Fees                                                            0.10%
Distribution (12b-1) Fees                                                  0.50%
Other Expenses
   Shareholder Servicing Fee                                               0.25%
   Miscellaneous                                                           0.16%
Total Annual Fund Operating Expenses                                       1.01%
Less Contractual Waiver of Fund Expenses (3)                              (0.07)%
NET OPERATING EXPENSES (3)                                                 0.94%

------------
(1) The fund reserves the right to charge your account an annual maintenance fee of $50 if your balance falls below $500 as a result of selling or exchanging shares. See "Policies & Services -- Selling Shares, Accounts with Low Balances."

(2) Annual Fund Operating Expenses are based on the fund's most recently completed fiscal year , but reflect current fee waivers.

(3) The advisor has contractually agreed to waive fees and reimburse other fund expenses until November 30, 200 5 , so that Net Expenses do not exceed 0.94%. These fee waivers and expense reimbursements may be terminated at any time after November 30, 200 5 , at the discretion of the advisor. Prior to that time, such waivers and reimbursements may not be terminated without the approval of the fund's board of directors.

EXAMPLE This example is intended to help you compare the cost of investing in the fund with the cost of investing in other mutual funds. It assumes that you invest $10,000 for the time periods indicated, that your investment has a 5% return each year, and that the fund's operating expenses remain the same. Although your actual costs and returns may differ, based on these assumptions your costs would be:

1 year                                               $     9
3 years                                              $   315
5 years                                              $   551
10 years                                             $ 1,230

                                  PROSPECTUS - First American Money Market Funds
                                               Treasury Reserve Fund

POLICIES & SERVICES

Buying Shares

You may become a shareholder in the fund with an initial investment of $1,000 or more ($500 for a retirement plan or a Uniform Gifts to Minors Act/Uniform Transfers to Minors Act (UGMA/UTMA) account). Additional investments can be made for as little as $100 ($25 for a retirement plan or an UGMA/UTMA account). The fund has the right to waive these minimum investment requirements for employees of the fund's advisor and its affiliates. The fund also has the right to reject any purchase order.

12b-1 FEES

The fund has adopted a plan under Rule 12b-1 of the Investment Company Act that allows it to pay the fund's distributor an annual fee equal to 0.50% of the fund's average daily net assets for the distribution and sale of its shares. The fund's distributor uses the fee to pay commissions to institutions that sell fund shares.

Because these fees are paid out of the fund's assets on an ongoing basis, over time these fees will increase the cost of your investment and may cost you more than paying other types of sales charges.

The fund's distributor uses the distribution fee to compensate investment professionals and financial institutions for providing distribution-related services to the fund. These investment professionals and financial institutions receive annual fees equal to 0.50% of the fund's average daily net assets attributable to shares sold through them. Your investment professional or financial institution will continue to receive Rule 12b-1 distribution fees relating to your shares for as long as you hold those shares.

SHAREHOLDER SERVICING PLAN

The fund has also adopted a non-12b-1 shareholder servicing plan and agreement. Under this plan and agreement, the fund pays U.S. Bancorp Asset Management, Inc. a shareholder servicing fee at an annual rate of 0.25% of the fund's average daily net assets for providing or arranging for the provision of shareholder services to the holders of its shares. No distribution-related services are provided under this plan and agreement.

The advisor or the distributor may pay additional fees to investment professionals or financial institutions out of their own assets in exchange for sales and/or administrative services performed on behalf of the investment professional's or financial institution's customers.

CALCULATING YOUR SHARE PRICE

Your purchase price will be equal to the fund's net asset value (NAV) per share next calculated after the receipt of your order. The fund's NAV is generally calculated as of 3: 3 0 p.m. Central time every day the New York Stock Exchange is open.

The fund's NAV is equal to the market value of its investments and other assets, less any liabilities, divided by the number of fund shares. The securities held by the fund are valued on the basis of amortized cost. This involves valuing an instrument at its cost and thereafter assuming a constant amortization of any discount or premium until the instrument's maturity, rather than looking at actual changes in the market value of the instrument. The fund's net asset value is normally expected to be $1 per share.

HOW TO BUY SHARES

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account.

As a result, when you open an account, we will ask for your name, permanent street address, date of birth, and social security or taxpayer identification number. Addresses containing a P.O. box may not be accepted. We may also ask for other identifying documents or information.

You may buy shares on any day when the New York Stock Exchange (NYSE) is open. However, purchases of shares may be restricted in the event of an early or unscheduled close of the NYSE. Your shares will be priced at the next NAV calculated after your purchase order is received in proper form by the fund or one of its "authorized financial intermediaries." An "authorized financial intermediary" is an investment professional or financial institution that the fund has authorized to accept orders on its behalf. To make sure that your order is in proper form, you must follow the directions for purchasing shares given below and supply the fund with any identifying information required under Federal law, as discussed above.

The fund will accept purchase orders, even if the NYSE is closed, on those days on which Federal reserve banks are open, the primary trading markets for the fund's portfolio instruments are open, and the fund's management believes there is an adequate market to meet purchase requests. The fund will not accept exchanges from other funds unless the NYSE is open.

BY PHONE. You may purchase shares by calling your investment professional or financial institution, if they have a sales agreement with the fund's distributor. Orders placed through an authorized financial intermediary will be priced at the NAV calculated on that day if received by the intermediary by 3:30 p.m. Central time. In the case of other investment professionals or financial institutions, you will have to transmit your request by an earlier time in order for your purchase request to be priced at that day's NAV. This allows your investment professional or financial institution time to process your request and transmit it to the fund by 3:30 p.m. Central time.

                                 PROSPECTUS -  First American Money Market Funds
                                               Treasury Reserve Fund

POLICIES & SERVICES

Buying Shares continued

Some investment professionals or financial institutions may charge a fee for helping you purchase shares. Contact your investment professional or financial institution for more information.

You may also purchase shares by notifying Investor Services and making a wire transfer from your bank. Your bank must be a member of the Automated Clearing House (ACH) network. Before making an initial investment by wire, you must submit a new account form to the funds. Be sure to include all of your banking information on the form. After receiving your form, a service representative will contact you with your account number and wiring instructions. Purchases may then be made by wire transfer by notifying Investor Services at 800 677-FUND. All information will be taken over the telephone, and your order will be priced at the next NAV calculated after the fund's custodian receives your payment by wire. After you have notified Investor Services that you will be purchasing shares by wire, contact your bank to wire federal funds using the following instructions:

U.S. Bank National Association
ABA Number: 0750-00022
Account Number: 112-952-137
Credit to: First American (name of fund, investor account name, and investor account #)

You cannot purchase shares by wire on days when federally chartered banks are closed.

BY MAIL. If you choose to purchase your shares by mail, your shares will be priced at the next NAV calculated after your written request is received in proper form by the fund .

To purchase shares by mail, simply complete and sign a new account form, enclose a check made payable to the fund, and mail both to:

First American Funds
P.O. Box 3011
Milwaukee, WI 53201-3011

Overnight express mail may be sent to:

First American Funds
615 East Michigan Street
Milwaukee, WI 53202

After you have established an account, you may purchase additional shares by mailing your check to First American Funds at the same address.

Please note the following:

      - all purchases must be drawn on a bank located within the United States and payable in U.S. dollars to First American Funds.

      - cash, including cashier's checks or money orders, third-party checks, Treasury checks, credit card checks, traveler's checks, starter checks, and credit cards may not be accepted.

      - if a check does not clear your bank, the fund reserves the right to cancel the purchase, and you could be liable for any losses or fees incurred by the fund as a result of your check failing to clear.

INVESTING AUTOMATICALLY

To purchase shares as part of a savings discipline, you may add to your investment on a regular basis by having $100 or more ($25 for retirement plans and Uniform Gifts to Minors Act/Uniform Transfers to Minors Act accounts) automatically withdrawn from your bank account on a periodic basis and invested in fund shares. You may apply for participation in this program through your investment professional or financial institution or by calling Investor Services at 800 677-FUND.

                                 PROSPECTUS -  First American Money Market Funds
                                               Treasury Reserve Fund

POLICIES & SERVICES

Selling Shares

HOW TO SELL SHARES

You may sell your shares on any day when the New York Stock Exchange (NYSE) is open. However, redemption of shares may be restricted in the event of an early or unscheduled close of the NYSE. Your shares will be sold at the next NAV calculated after your redemption is received in proper form by the fund or an authorized financial intermediary. To ensure that your request is in proper form, follow the directions for selling shares given below.

The fund will accept redemption requests, even if the NYSE is closed, on those days on which Federal reserve banks are open, the primary trading markets for the fund's portfolio instruments are open, and the fund's management believes there is adequate liquidity to meet redemption requests. The fund will not accept exchanges from other funds unless the NYSE is open.

The proceeds from your sale normally will be mailed or wired within one day, but in no event more than seven days, after your request is received in proper form.

BY PHONE. If you purchased shares through an investment professional or financial institution, simply call them to sell your shares. If your investment professional or financial institution is an authorized financial intermediary, your shares will be sold at the NAV calculated on that day if received by 3:30 p.m. Central time. In the case of other investment professionals or financial institutions, you will have to call by an earlier time in order for your shares to be priced at that day's NAV. This allows your investment professional or financial institution time to process your request and transmit it to the fund by 3:30 p.m. Central time.

Some investment professionals or financial institutions may charge a fee for helping you sell shares. Contact your investment professional or financial institution directly for more information.

If you did not purchase shares through an investment professional or financial institution, you may sell your shares by calling Investor Services at 800 677-FUND . Redemption requests received before 3:30 p.m. Central time will be priced at that day's NAV. Redemption requests received after 3:30 p.m. Central time will be processed at the following business day's net asset value. Proceeds can be wired to your bank account (if the proceeds are at least $1,000 and you have previously supplied your bank account information to the fund) or sent to you by check. The fund reserves the right to limit telephone redemptions to $50,000 per day.

If you recently purchased your shares by check or through the Automated Clearing House (ACH), proceeds from the sale of those shares may not be available until your check or ACH payment has cleared, which may take up to 15 calendar days from the date of purchase.

BY MAIL. If you choose to redeem your shares in writing, your shares will be sold at the next NAV calculated after your written request is received in proper form by the fund .

To sell shares by mail, send a written request to the fund at the following address:

First American Funds
P.O. Box 3011
Milwaukee, WI 53201-3011

Overnight express mail may be sent to:

First American Funds
615 East Michigan Street
Milwaukee, WI 53202

Your request should include the following information:

      -     name of the fund.

      -     account number.

      -     dollar amount or number of shares redeemed.

      -     name on the account.

      -     signatures of all registered account owners.

Signatures on a written request must be guaranteed if:

      - you would like the proceeds from the sale to be paid to anyone other than to the shareholder of record.

      - you would like the check mailed to an address other than the address on the fund's records, or you have changed the address on the funds' records within the last 30 days.

      -     your redemption request is for $50,000 or more.

A signature guarantee assures that a signature is genuine and protects shareholders from unauthorized account transfers. Banks, savings and loan associations, trust companies, credit unions, broker-dealers, and member firms of a national securities exchange may guarantee signatures. Call your financial institution to determine if it has this capability. A notary public is not an acceptable signature guarantor.

Proceeds from a written redemption request will be sent to you by check unless another form of payment is requested.

BY CHECKING ACCOUNT. You may sign up for check writing privileges when you complete a new account form, or by calling your investment professional, financial institution, or the funds. With a fund checking account, you may redeem shares simply by writing a check for $100 or more. Call Investor Services at 800 677-FUND for more information.

Please note that you may not use a check to close your account.

SYSTEMATIC WITHDRAWALS

If your account has a value of $5,000 or more, you may redeem a specific dollar amount from your account on a regular basis. To set up systematic withdrawals, contact your investment professional or financial institution.

                                 PROSPECTUS -  First American Money Market Funds
                                               Treasury Reserve Fund

POLICIES & SERVICES

Selling Shares continued

ACCOUNTS WITH LOW BALANCES

If your account balance falls below $500 as a result of selling or exchanging shares, the fund reserves the right to either:

      -     deduct a $50 annual account maintenance fee, or

      - close your account and send you the proceeds, less any applicable contingent deferred sales charge.

Before taking any action, however, the fund will send you written notice of the action it intends to take and give you 30 days to re-establish a minimum account balance of $500.

SYSTEMATIC EXCHANGE PROGRAM

You may make automatic monthly exchanges of your fund for Class A shares of another First American fund. Investing a fixed dollar amount at regular intervals, sometimes referred to as "dollar cost averaging," may have the effect of reducing the average cost per share of the fund acquired.

To set up a systematic exchange program, you initially purchase an amount of the fund equal to the total amount that you wish to invest in Class A shares of the other First American fund. On a monthly basis, the dollar amount that you specify will then be exchanged for Class A shares of the other First American fund. Exchanges into Class A shares will be subject to the applicable sales charge imposed by the First American fund into which you are exchanging. You may wish to execute a letter of intent in connection with a Class A share systematic exchange program. (A letter of intent indicates a non-binding intent to purchase $50,000 or more of First American fund Class A shares over a 13-month period, which lowers your sales charge. See the prospectus of the First American fund into which you plan to exchange for more information.)

You may set up a systematic exchange program through your investment professional or financial institution, or by calling Investor Services at 800 677-FUND.

HOW TO EXCHANGE SHARES

Exchanges may be made only on days when the New York Stock Exchange is open.

If your investment goals or your financial needs change, you may move from one First American fund to another First American fund. There is no fee to exchange shares.

You may exchange your shares only for Class A shares of another First American fund. Exchanges are made based on the net asset value per share of each fund at the time of the exchange. When you exchange your shares for Class A shares of another First American fund, you will have to pay the sales charge imposed by the fund into which you are exchanging , unless your money market fund shares were originally issued in exchange for shares of a First American fund that had a sales charge.

Before exchanging into any fund, be sure to read its prospectus carefully. The fund may change or cancel its exchange policies at any time. You will be notified of any changes.

Treasury Reserve Fund also is offered as a money market exchange vehicle for certain other mutual fund families that have entered into agreements with the fund's distributor. If you are using the fund as such an exchange vehicle, you may exchange your shares only for shares of the funds in that other mutual fund family; you may not exchange your shares for shares of another First American fund. You may be assessed certain transactional or service fees by your original mutual fund family in connection with any such exchange. If you have any questions regarding the amount of fees assessed per transaction, please call the toll-free number on your statement.

BY PHONE. You may exchange shares by calling your investment professional, your financial institution, or the fund, provided that both First American funds have identical shareholder registrations. In order for your shares to be exchanged the same day, you must call your investment professional or financial institution by 3: 3 0 p.m. Central time or such earlier time as is specified by an investment professional or financial institution that is not an authorized financial intermediary. Contact your investment professional or financial institution directly for more information. To request an exchange through the fund, call Investor Services at 800 677-FUND .

BY MAIL. To exchange shares by written request, please follow the procedures under "Selling Shares." Be sure to include the names of both funds involved in the exchange.

TELEPHONE TRANSACTIONS

You may buy, sell, or exchange shares by telephone, unless you elected on your new account form to restrict this privilege. If you wish to reinstate this option on an existing account, please call Investor Services at 800 677-FUND to request the appropriate form.

The fund and its agents will not be responsible for any losses that may result from acting on wire or telephone instructions that they reasonably believe to be genuine. The fund and its agents will each follow reasonable procedures to confirm that instructions received by telephone are genuine, which may include taping telephone conversations.

It may be difficult to reach the fund by telephone during periods of unusual market activity. If you are unable to reach the fund or its agents by telephone, please consider sending written instructions.

                                 PROSPECTUS -  First American Money Market Funds
                                               Treasury Reserve Fund

POLICIES & SERVICES

Selling Shares continued

Managing Your Investment

STAYING INFORMED

SHAREHOLDER REPORTS. Shareholder reports are mailed twice a year, in November and May. They include financial statements and performance information, and, on an annual basis, the auditors' report.

In an attempt to reduce shareholder costs and help eliminate duplication, the fund will try to limit its mailings to one report for each address that lists one or more shareholders with the same last name. If you would like additional copies, please call Investor Services at 800 677-FUND.

STATEMENTS AND CONFIRMATIONS. Statements summarizing activity in your account are mailed quarterly. Confirmations are mailed following each non-systematic purchase or sale of fund shares. Generally, a fund does not send statements for funds held in a brokerage account.

DIVIDENDS AND DISTRIBUTIONS

Dividends from the fund's net investment income are declared daily and paid monthly. If the fund receives your wire transfer payment or exchange order for fund shares by 3:30 p.m., you will begin to accrue dividends on that day. In the case of shares purchased by check, because money market instruments must be purchased with federal funds and it takes a money market mutual fund one business day to convert check proceeds into federal funds, you will begin to accrue dividends on the first business day after the fund receives your check (provided your check is received by 3:30 p.m. Central time). If you redeem shares and your request is received by 3:30 p.m. Central time, you will receive a dividend on the day of your redemption request if the Fund pays your redemption proceeds by check, but you will not receive a dividend on the day of your redemption request if the Fund pays your redemption proceeds by wire.

Dividends will be reinvested in additional shares of the same fund, unless you request that distributions be reinvested in another First American fund or paid in cash. This request may be made on your new account form or by contacting your financial institution. If you request that your distributions be paid in cash but those distributions cannot be delivered because of an incorrect mailing address, or if a distribution check remains uncashed for six months, the undelivered or uncashed distributions and all future distributions will be reinvested in fund shares at the current NAV. In addition, even if you have requested that your distributions be paid in cash, all distributions under $10 will be reinvested in shares of the same fund.

TAXES

Some of the tax consequences of investing in the fund are discussed below. More information about taxes is in the Statement of Additional Information. However, because everyone's tax situation is unique, always consult your tax professional about federal, state, and local tax consequences.

Dividends you receive from the fund are generally taxable as ordinary income, whether you reinvest them or take them in cash. Dividends attributable to income from U.S. government securities may be exempt from state personal income taxes. Dividends from the fund will not be eligible for the maximum 15% tax rate that applies to "qualified dividend income." You should consult your tax advisor for more information.

                                 PROSPECTUS -  First American Money Market Funds
                                               Treasury Reserve Fund

ADDITIONAL INFORMATION

Management

U.S. Bancorp Asset Management, Inc., is the fund's investment advisor. U.S. Bancorp Asset Management provides investment management services to individuals and institutions, including corporations, foundations, pensions, and retirement plans. As of September 30, 200 4 , U.S. Bancorp Asset Management and its affiliates had more than $119 billion in assets under management, including investment company assets of more than $53 billion. As investment advisor, U.S. Bancorp Asset Management manages the fund's business and investment activities, subject to the authority of the fund's board of directors.

For the most recently completed fiscal year, the fund paid the investment advisor a monthly fee equal to an annual rate of 0.03% of average daily net assets, after taking into account any fee waivers, for providing investment advisory services to the fund.

DIRECT CORRESPONDENCE TO:

First American Funds
P.O. Box 1330
Minneapolis, MN 55440-1330

INVESTMENT ADVISOR

U.S. Bancorp Asset Management, Inc.
800 Nicollet Mall
Minneapolis, MN 55402

DISTRIBUTOR

Quasar Distributors, LLC
615 E. Michigan Street
Milwaukee, WI 53202

ADDITIONAL COMPENSATION

U.S. Bancorp Asset Management and other affiliates of U.S. Bancorp may act as fiduciary with respect to plans subject to the Employee Retirement Income Security Act of 1974 (ERISA) and other trust and agency accounts that invest in the First American funds. As described above, U.S. Bancorp Asset Management receives compensation for acting as the fund's investment advisor. U.S. Bancorp Asset Management and its affiliates also receive compensation in connection with the following:

Custody Services. U.S. Bank National Association (U.S. Bank) provides or compensates others to provide custody services to the fund. U.S. Bank is paid monthly fees equal, on an annual basis, to 0.01% of the fund's average daily net assets. In addition, U.S. Bank is reimbursed for its out-of-pocket expenses incurred while providing custody services to the fund.

Administration Services. U.S. Bancorp Asset Management and its affiliate, U.S. Bancorp Fund Services, LLC (Co-Administrators), provide or compensate others to provide administrative services to the First American family of funds. These services include general administrative and accounting services, transfer agency and dividend disbursing services, blue sky services, and shareholder services. With respect to the First American open-end mutual funds, the Co-Administrators receive total fees, on an annual basis, of up to 0.25% of the aggregate average daily net assets of First American Investment Funds, Inc. and First American Strategy Funds, Inc., and up to 0.15% of the aggregate average daily net assets of First American Funds, Inc. The funds also pay the Co-Administrators fees based upon the number of funds and shareholder accounts maintained. In addition, the Co-Administrators are reimbursed for their out-of-pocket expenses incurred while providing administration services to the funds.

Distribution Services. Quasar Distributors, LLC, an affiliate of U.S. Bancorp Asset Management, serves as distributor of the fund and receives distribution and shareholder servicing fees and out of pocket expenses incurred while providing distribution and other sub-administrative services for the fund.

Securities Lending Services. In connection with lending its portfolio securities, the fund pays fees to U.S. Bancorp Asset Management which are equal to 35 % of the fund's income from these securities lending transactions.

Shareholder Servicing Fees. The fund pays U.S. Bancorp Asset Management a shareholder servicing fee at an annual rate of 0.25% of the fund's average daily net assets for providing or arranging for the provision of shareholder services to the holders of its shares.

PORTFOLIO MANAGEMENT

The funds are managed by a team of persons associated with U.S. Bancorp Asset Management.

                                  PROSPECTUS - First American Money Market Funds
                                               Treasury Reserve Fund

ADDITIONAL INFORMATION

More About The Fund

INVESTMENT STRATEGIES

The fund's principal investment strategies are discussed in the "Fund Summary" section. These are the strategies that the fund's investment advisor believes are most likely to be important in trying to achieve the fund's objective. You should be aware that the fund may also use strategies and invest in securities that are not described in this prospectus, but that are described in the Statement of Additional Information (SAI). For a copy of the SAI, call Investor Services at 800 677-FUND.

In addition to the securities specified in the "Fund Summary" section, the fund may invest in other money market funds that invest in the same types of securities as the fund, including other money market funds advised by the fund's investment advisor. To avoid duplicative investment advisory fees, when the fund invests in another money market fund advised by the fund's investment advisor, the investment advisor reimburses the fund an amount equal to the fund's proportionate share of the investment advisory fee paid by the other money market fund to the investment advisor. If the fund invests in money market funds advised by another investment advisor, you will bear both your proportionate share of the expenses in the fund (including management and advisory fees) and, indirectly, the expenses of such other money market fund.

INVESTMENT APPROACH

The fund complies with Securities and Exchange Commission regulations that apply to money market funds. These regulations require that the fund's investments mature within 397 days from the date of purchase, and that the average maturity of the fund's investments (on a dollar-weighted basis) be 90 days or less. The fund may invest in securities with variable or floating interest rates and securities with demand features. The maturities of these securities are determined according to regulations which allow the fund to consider some of these securities as having maturities shorter than their stated maturity dates. All of the fund's investments must be in U.S. dollar-denominated high quality securities which have been determined by the fund's advisor to present minimal credit risks and are rated in one of the two highest rating categories by one or more nationally-recognized statistical ratings organizations (NRSRO) or are deemed by the advisor to be of comparable quality to securities having such ratings. In addition, at least 95% of the fund's total assets must be invested in securities rated in the highest rating category by an NRSRO or deemed to be of comparable quality by the fund's advisor.

INVESTMENT RISKS

The principal risks of investing in the fund are summarized in the "Fund Summary" section.

ADDITIONAL RISKS

RISKS OF SECURITIES LENDING

When the fund loans its portfolio securities, it will receive collateral equal to at least 100% of the value of the loaned securities. Nevertheless, the fund risks a delay in the recovery of the loaned securities, or even the loss of rights in the collateral deposited by the borrower if the borrower should fail financially. To reduce these risks, the fund enters into loan arrangements only with institutions which the fund's advisor has determined are creditworthy under guidelines established by the fund's board of directors.

                                 PROSPECTUS -  First American Money Market Funds
                                               Treasury Reserve Fund

ADDITIONAL INFORMATION

Financial Highlights

FINANCIAL HIGHLIGHTS

The table that follows presents performance information about the Treasury Reserve Fund. This information is intended to help you understand the fund's financial performance for the past five years. Some of this information reflects financial results for a single fund share held throughout the period. Total returns in the table represent the rate that you would have earned or lost on an investment in the fund, assuming you reinvested all of your dividends and distributions.

The information for the fiscal periods ended after October 31, 2000 has been derived from the financial statements audited by Ernst & Young LLP, independent registered public accounting firm , whose report, along with the fund's financial statements, is included in the fund's annual report, which is available upon request. The information for the fiscal periods ended on or before October 31, 2000, has been audited by other auditors.

Treasury Reserve FUND (1)

                                                                                                    FISCAL
                                                                                  FISCAL PERIOD     PERIOD      FISCAL YEAR
                                                                                      ENDED          ENDED         ENDED
                                            FISCAL YEAR ENDED SEPTEMBER 30,       SEPTEMBER 30,   OCTOBER 31,   NOVEMBER 30,
                                           2004          2003          2002          2001(2)       2000 (3)         1999
                                        -----------   -----------   -----------   -------------   -----------   ------------
PER SHARE DATA
Net Asset Value,
Beginning of Period                     $      1.00   $      1.00   $      1.00   $        1.00   $      1.00   $       1.00
                                        -----------   -----------   -----------   -------------   -----------   ------------
Net Investment Income                         0.002         0.004         0.011           0.039         0.050          0.040
Dividends (from net
investment income)                           (0.002)       (0.004)       (0.011)         (0.039)       (0.050)        (0.040)
                                        -----------   -----------   -----------   -------------   -----------   ------------
Net Asset Value, End
of Period                               $      1.00   $      1.00   $      1.00   $        1.00   $      1.00   $       1.00
                                        ===========   ===========   ===========   =============   ===========   ============
Total Return (4)                               0.21%         0.39%         1.15%           3.97%         5.04%          4.02%

RATIOS/SUPPLEMENTAL DATA
Net Assets, End of
Period (000)                            $ 1,227,097   $ 1,955,352   $ 2,794,773   $   2,760,479   $ 2,284,168   $  1,049,641
Ratio of Expenses to Average
Net Assets                                     0.94%         0.94%         0.94%           0.94%         0.99%          0.92%
Ratio of Net Investment
Income to Average
Net Assets                                     0.18%         0.41%         1.15%           3.92%         4.98%          3.98%
Ratio of Expenses to Average
Net Assets
(excluding waivers)                            1.01%         1.00%         1.00%           0.95%         1.09%          1.08%
Ratio of Net
Investment Income to
Average Net Assets
   (excluding waivers)                         0.11%         0.35%         1.09%           3.91%         4.88%          3.82%

-----------------
(1) The financial highlights for the Treasury Reserve Fund include the historical financial highlights of the Firstar U.S. Treasury Money Market Fund Class A shares. The assets of the Firstar U.S. Treasury Money Market Fund were acquired by the Treasury Reserve Fund on September 24, 2001. In connection with such acquisition, Class A shares of the Firstar U.S. Treasury Money Market Fund were exchanged for Class A shares of the Treasury Reserve Fund.

(2) For the period November 1, 2000 to September 30, 2001. Effective in 2001, the Fund's fiscal year end was changed from October 31 to September 30. All ratios for the period have been annualized, except total return.

(3) For the period December 1, 1999 to October 31, 2000. Effective in 2000, the Fund's fiscal year end was changed from November 30 to October 31. All ratios for the period have been annualized, except total return.

(4) Total return would have been lower had certain expenses not been waived.

                                  PROSPECTUS - First American Money Market Funds
                                               Treasury Reserve Fund

FOR MORE INFORMATION

More information about the fund is available in the fund's Statement of Additional Information and annual and semiannual reports, and on the First American funds' Internet Web site.

FIRST AMERICAN FUNDS WEB SITE

Information about the First American funds may be viewed on the funds' Internet Web site at http://www.firstamericanfunds.com.

STATEMENT OF ADDITIONAL INFORMATION (SAI)

The SAI provides more details about the fund and its policies. A current SAI is on file with the Securities and Exchange Commission (SEC) and is incorporated into this prospectus by reference (which means that it is legally considered part of this prospectus).

ANNUAL AND SEMIANNUAL REPORTS

Additional information about the fund's investments is available in the fund's annual and semiannual reports to shareholders.

You can obtain a free copy of the fund's SAI and/or free copies of the fund's most recent annual or semiannual report by calling Investor Services at 800 677-FUND. The material you request will be sent by first-class mail or other means designed to ensure equally prompt delivery, within three business days of receipt of the request.

You can also obtain copies of this information, after paying a duplicating fee, by electronic request at the following email address: publicinfo@sec.gov, or by writing the SEC's Public Reference Section, Washington, D.C. 20549-0102. For more information, call 1-202-942-8090.

Information about the fund is also available on the Internet. Text-only versions of fund documents can be viewed online or downloaded from the EDGAR Database on the SEC's Internet site at http://www.sec.gov.

FIRST AMERICAN FUNDS P.O. Box 1330, Minneapolis, MN 55440-1330

U.S. Bancorp Asset Management, Inc., serves as the investment advisor to the First American Funds.

PRORESERVA 12/04

SEC file number: 811-03313

[PHOTO] First American Funds(TM)

                           FIRST AMERICAN FUNDS, INC.

                         SUPPLEMENT DATED MARCH 24, 2005
                TO FIRST AMERICAN MONEY MARKET FUNDS PROSPECTUSES
                             DATED DECEMBER 1, 2004

                                -----------------

                           GOVERNMENT OBLIGATIONS FUND
                             PRIME OBLIGATIONS FUND
                            TAX FREE OBLIGATIONS FUND
                            TREASURY OBLIGATIONS FUND
                              TREASURY RESERVE FUND
                         U.S. TREASURY MONEY MARKET FUND

                                -----------------

The section in the Money Market Funds Class A, Class B and Class C Shares Prospectus and the Money Market Funds Treasury Reserve Fund Prospectus entitled "Policies and Services -- Buying Shares -- Calculating Your Share Price" and the
section in the Money Market Funds Class Y, Class D, Class Z, Class I and Piper Jaffray Shares Prospectuses entitled "Policies and Services -- Buying and Selling Shares -- Calculating Your Share Price" are amended as follows:

      For Government Obligations Fund, Prime Obligations Fund, Treasury Obligations Fund and Treasury Reserve Fund, the net asset value (NAV) per share is generally calculated as of 3:30 p.m. Central time every day the New York Stock Exchange is open. However, on any business day when the Bond Market Association ("BMA") recommends that the bond markets close early, these Funds reserve the right to close and calculate their NAV at or prior to the BMA recommended closing time. If a Fund does so, it will process purchase and redemption orders received after the closing time on the next business day. The BMA generally recommends that early closes occur as of 1:00 p.m. Central time on the business day preceding a federal holiday. Tax Free Obligations Fund and U.S. Treasury Money Market Fund generally calculate their NAV per share as of 11:30 a.m. and 12:00 p.m. Central time, respectively, and are not affected by this change.

The following section is added to the Money Market Funds Class A, Class B and Class C Shares Prospectus and the Money Market Funds Treasury Reserve Fund Prospectus under "Policies and Services -- Buying Shares" and to the Money Market Funds Class Y, Class D, Class Z, Class I and Piper Jaffray Shares Prospectuses under "Policies and Services -- Buying and Selling Shares":

      ADDITIONAL PAYMENTS TO INSTITUTIONS

      The advisor and/or the distributor may pay additional compensation to investment professionals, participating institutions and "one-stop" mutual fund networks (institutions) out of their own resources in connection with the sale or retention of fund shares and/or in exchange for sales and/or administrative services performed on behalf of the institution's customers. The amounts of these payments may be significant, and may create an incentive for the institution or its employees or associated persons to recommend or sell shares of the fund(s) to you. These payments are not reflected in the fees and expenses listed in the Fund Summary (Summaries) section of the prospectus because they are not paid by the fund(s).

      These payments are negotiated and may be based on such factors as the number or value of shares that the institution sells or may sell; the value of the assets invested in the fund(s) by the institution's customers; reimbursement of ticket or operational charges (fees that an institution charges its representatives for effecting transactions in fund shares); lump sum payment for services provided; the type and nature of services or support furnished by the institution; and/or other measures as determined from time to time by the advisor and/or distributor.

      The advisor and/or distributor may make other payments or allow other promotional incentives to institutions to the extent permitted by SEC and NASD rules and by other applicable laws and regulations. Certain institutions also receive payments in recognition of sub-accounting or other services they provide to shareholders or plan participants who invest in the fund(s) or other First American Funds through their retirement plan.

      You can ask your institution for information about any payments it receives from the advisor and/or the distributor and from the fund(s), and any services your institution provides, as well as about fees and/or commissions your institution charges. You can also find more details about payments made by the advisor and/or the distributor in the supplement dated March 24, 2005 to Statement of Additional Information.

You can obtain copies of the Money Market Funds Prospectuses and Statement of Additional Information by calling 800-677-FUND.

                                                                    MONEY MARKET

                           FIRST AMERICAN FUNDS, INC.

                       SUPPLEMENT DATED MARCH 24, 2005 TO
                       STATEMENT OF ADDITIONAL INFORMATION
                             DATED DECEMBER 1, 2004

                                -----------------

                           GOVERNMENT OBLIGATIONS FUND
                             PRIME OBLIGATIONS FUND
                            TAX FREE OBLIGATIONS FUND
                            TREASURY OBLIGATIONS FUND
                              TREASURY RESERVE FUND
                         U.S. TREASURY MONEY MARKET FUND

                                -----------------

The following section is added to the Statement of Additional Information immediately following the section "Investment Advisory and Other Services for the Funds -- Investment Advisor":

ADDITIONAL PAYMENTS TO FINANCIAL INSTITUTIONS

In addition to the contingent deferred sales charge payments and the distribution, service and transfer agency fees described in the prospectus, the Advisor and/or Quasar Distributors, LLC (the "Distributor") may make additional payments out of its own assets to selected institutions that sell shares of First American Funds (such as brokers, dealers, banks, registered investment advisors, retirement plan administrators and other institutions) under the categories described below for the purpose of promoting the sale of Fund shares, maintaining share balances and/or for sub-accounting, administrative or shareholder processing services. These categories are not mutually exclusive, and a single institution may receive payments under all categories. These payments may create an incentive for an institution or its representatives to recommend or offer shares of the Funds or other First American Funds to its customers. These additional payments are made pursuant to agreements with institutions and do not change the price paid by investors for the purchase of a share or the amount a Fund will receive as proceeds from such sales or the distribution (12b-1) fees and the expenses paid by the Fund as shown in the "Fund Summaries" section of the prospectus.

Marketing Support Payments. The Advisor and/or Distributor may make payments to certain institutions that are registered as holders or dealers of record for accounts in one or more of the First American Funds. An institution's marketing support services may include business planning assistance, advertising, educating the institution's personnel about the First American Funds and shareholder financial planning needs, placement on the institution's preferred or recommended fund company list, and access to sales meetings, sales representatives and management representatives of the institution. The Advisor and/or Distributor compensates institutions differently depending upon, among other factors, sales and assets levels, redemption rates and the level and/or type of marketing support and educational activities provided by the institution. In addition, payments typically apply to retail sales and assets, but may not, in certain situations, apply to other specific types of sales or assets, such as to retirement plans or fee-based advisory programs.

The payments are negotiated and may be based on such factors as the number or value of shares that the institution sells or may sell; the value of the assets invested in the Funds by the institution's customers; reimbursement of ticket or operational charges (fees that an institution charges its representatives for effecting transactions in Fund shares); lump sum payment for services provided; the type and nature of services or support furnished by the institution; and/or other measures as determined from time to time by the Advisor and/or Distributor.

Except as described below, in the case of any one institution, marketing support payments are not expected, with certain limited exceptions, to exceed 0.35% of the average net assets of First American Funds' retail mutual funds attributable to that institution on an annual basis.

Transaction Support Payments. The types of payments that the Advisor and/or Distributor may make under this category include, among others, payment of ticket charges of up to $25 per purchase or exchange order placed by an institution or one time payments for ancillary services such as setting up Funds on an institution's mutual fund trading system.

Program Servicing Payments. The Advisor and/or Distributor may also make payments to certain institutions that sell First American Fund shares through retirement plans and other investment programs to compensate institutions for a variety of services they provide to such programs. An institution may perform program services itself or may arrange with a third party to perform program services. In addition to participant recordkeeping, reporting, or transaction processing, program services may include services rendered in connection with fund/investment selection and monitoring, employee enrollment and education, plan balance rollover or separation, or other similar services. Payments by the Advisor and/or Distributor for program servicing support to any one institution

                                                                    MONEY MARKET
are not expected, with certain limited exceptions, to exceed 0.25% of the total assets in the program on an annual basis. In addition, the Advisor and/or Distributor may make one-time or annual payments to selected institutions receiving program servicing payments in reimbursement of printing costs for literature for participants, account maintenance fees or fees for establishment of First American Funds on the institution's system. The amounts of these payments may, but will not normally (except in cases where the aggregate assets in the program are small), cause the aggregate amount of the program servicing payments to such institution on an annual basis to exceed the amounts set forth above.

Other Payments. From time to time, the Advisor and/or Distributor, at its expense, may provide additional compensation to institutions that sell or arrange for the sale of shares of the Fund(s). Such compensation may include financial assistance to institutions that enable the Advisor and/or Distributor to participate in and/or present at conferences or seminars, sales or training programs for invited registered representatives and other institution employees, client and investor events and other institution-sponsored events, and travel expenses, including lodging incurred by registered representatives and other employees in connection with prospecting, asset retention and due diligence trips. These payments may vary depending upon the nature of the event.

The Advisor and/or Distributor routinely sponsors due diligence meetings for registered representatives during which they receive updates on various First American Funds and are afforded the opportunity to speak with portfolio managers. Invitations to these meetings are not conditioned on selling a specific number of shares. Those who have shown an interest in First American Funds, however, are more likely to be considered. To the extent permitted by their firm's policies and procedures, registered representatives' expenses in attending these meetings may be covered by the Advisor and/or Distributor.

Other compensation may be offered to the extent not prohibited by state laws or any self-regulatory agency, such as the NASD. The Advisor and/or Distributor makes payments for events it deems appropriate, subject to its internal guidelines and applicable law. You can ask your institution for information about any payments it receives from the Advisor and/or Distributor and the services it provides for those payments.

In addition to payments to institutions described above, the Advisor and/or Distributor, at the direction of a retirement plan's sponsor, may reimburse or pay direct expenses of the plan that would otherwise be payable by the plan.

Investors may wish to take such payment arrangements into account when considering and evaluating any recommendations relating to Fund shares.

                           FIRST AMERICAN FUNDS, INC.

                             TREASURY RESERVE FUND

                            ------------------------

                          Supplement Dated May 6, 2005
                      To Prospectus Dated December 1, 2004
               As Supplemented by Supplement Dated March 24, 2005

                            ------------------------

This information supplements the prospectus dated December 1, 2004 of the Treasury Reserve Fund series of First American Funds, Inc. ("FAF"), as previously supplemented by the supplement thereto dated March 24, 2005 (together, the "Prospectus"). This supplement and the Prospectus together constitute a current prospectus for Treasury Reserve Fund. To request a copy of the Prospectus, please call 800-677-FUND.

The Board of Directors of FAF has approved the combination of Treasury Reserve Fund with and into the Treasury Obligations Fund series of FAF. This transaction is subject to the approval of Treasury Reserve Fund's shareholders. It is currently anticipated that proxy materials pertaining to the proposed transaction will be distributed to Treasury Reserve Fund's shareholders during the second or third quarter of 2005. Until the transaction is completed, Treasury Reserve Fund will remain open for investment by both current and new shareholders.

                                                                       TREAS RES